EXHIBIT 1

                FIRST AMENDMENT TO THE THIRD AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                         HALLWOOD ENERGY PARTNERS, L.P.


      This First Amendment (this "Amendment") to the Third Amended and Restated Agreement of Limited Partnership of Hallwood Energy Partners, L.P. (the "Partnership"), is executed by Hallwood Energy Corporation, a Texas corporation, as General Partner of the Partnership (the "General Partner"), and by Hallwood Energy Corporation, on behalf of the Limited Partners on the books and records of the Partnership, pursuant to the powers of attorney executed by such Limited Partners.

                              W I T N E S S E T H:

      WHEREAS, the board of directors of the General Partner deems it to be in the best interest of the Partnership to amend the Third Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") to allow for the creation and issuance of Class C Units (the "Class C Units") of the Partnership; and

      WHEREAS, a vote of the Limited Partners is not required to approve the Amendment and the issuance of the Class C Units.

      NOW,  THEREFORE,  in   consideration  of  the  foregoing  the  Partnership
Agreement is amended as follows:

      1.    Definitions.   Capitalized terms  used in  this  Amendment that  are
defined in the Partnership Agreement shall have the same meaning as assigned therein when used in this Amendment, unless otherwise provided herein.

      2.    Amendments to the Partnership Agreement.

            A.    Article  I   is  hereby   amended  by   adding  the  following
definitions, to be deemed placed in the appropriate alphabetical order:

                  (i) "Adjusted Capital Account: A Partner's Capital Account balance (as determined after giving effect to all adjustments attributable to allocations of items of profit and loss realized by the Partnership, and all adjustments attributable to contributions and distributions of money and property effected, on or before the effective date of such determination), modified as follows:

                        (a) Decreased by the items (if any) of the Partnership's loss that reasonably are expected to be allocated to such Partner pursuant to section 704(e)(2) or 706(d) of the Code or Treasury Regulation
section 1.751-1(b)(2)(ii) (as determined under Treasury Regulation section 1.704-1(b)(2)(ii)(d));

                        (b)   Decreased  by  adjustments   that  reasonably  are
expected to be made  to such Partner's Capital Account under Treasury Regulation section 1.704-1(b)(2)(iv)(k);

                        (c) Increased by the amount (if any) of such Partner's share of nonrecourse minimum gain determined in accordance with the provisions of Treasury Regulation section 1.704-2(g)(1);

                        (d) Increased by the amount (if any) of such Partner's share of partner nonrecourse debt minimum gain determined in accordance with the provisions of Treasury Regulation section 1.704-2(i)(5); and

                        (e) Increased by the amount (if any) that such Partner is obligated to contribute to the Partnership pursuant to any provision of this Agreement or is treated as being obligated to contribute subsequently to the capital of the Partnership as determined under Treasury Regulation section 1.704-1(b)(2)(ii)(c)."

                  (ii)  "Class C Units:  Defined in Article XX."

                  (iii) "Class  C Partners:   The Record Holders of  the Class C
      Units."

                  (iv)  "Class  A Units:   The  class of Partnership  Units that
were the only class of Partnership Units to be traded on the American Stock Exchange immediately prior to the date of this Amendment."

                  (v) "Excess Capital Account: The excess of a unit's positive Capital Account balance over the Unpaid Preference Amount attributable to such unit. The Excess Capital Account of each Class A Unit and Class B Subordinated Unit shall be zero."

                  (vi) "Terminating Capital Transaction: Any sale or other disposition of all or substantially all of the then remaining assets of the Partnership which is entered into in connection with the dissolution, termination and winding up of the Partnership or which will result in the dissolution of the Partnership."

                  (vii) "Unpaid Preference Amount: The aggregate cumulative amount required to be distributed with respect to the Class C Units for the current and all prior years less any distributions previously made with respect to the Class C Units for the current and all prior years pursuant to Section 20.3(a).

            B. Article I is hereby amended by deleting the definition of the terms "Riley Ridge Partner," "Riley Ridge Unit" and "Unit."

            C. The Partnership Agreement is hereby amended by deleting the term "Unit" (but not "Partnership Unit," "Class B Subordinated Unit" or "Class B Subordinated Units") and replacing it with the term "Class A Unit" wherever it appears.

            D. The Partnership Agreement is hereby amended by deleting references to the terms "Riley Ridge Partner" and "Riley Ridge Unit" wherever they appear.

            E. Section 4.7 is hereby amended by deleting clause (d) thereof in its entirety and substituting the following in lieu thereof:

            "(d) A Capital Account shall be separately maintained for each unit and no Capital Account shall be attributable to any Class C Unit immediately after its issuance. Generally, a transferee of a Partnership Interest shall succeed to the Capital Account attributable to the transferred interest and there shall be no adjustment to the Capital Accounts as a result of such transfer. If a transfer causes a termination of the Partnership under Section 708(b)(1)(B) of the Code, the Partnership Assets shall be deemed to have been distributed in liquidation of the Partnership to the Partners and Assignees (including the transferee of the Partnership Interest) pursuant to Sections 15.3 and 15.4 and recontributed by such Partners and Assignees in reconstitution of the Partnership. The Capital Accounts of such reconstituted Partnership shall be maintained in accordance with the principles of this Section 4.7."

            F. Section 5.1 is hereby amended by deleting it in its entirety and substituting the following in lieu thereof:

      "5.1  Income and Loss.

            (a) For purposes of maintaining the Capital Accounts and in determining the rights of the Partners and Assignees among themselves and except as provided in Section 5.1(b) with respect to items of income, gain loss and deduction attributable to Terminating Capital Transactions and the provisions of Sections 5.1(c) through (i), 1% of each item of income, gain, loss and deduction (computed in accordance with Section 4.7(b) but subject to adjustment for any allocations required by Sections 5.1(c) through (i)) shall be allocated to the General Partner with the remaining items of income, gain, loss and deduction allocated among the Limited Partners and Assignees as follows:

                  (i) Each remaining item of income or gain shall be allocated among the Limited Partners and Assignees as follows and in the following order of priority:

                        (A) First, to the Class C Units pro rata in accordance with their Percentage Interests until the aggregate amount of income and gain allocated pursuant to this Section 5.1(a)(i)(A) is equal to the aggregate amount of loss or deduction allocated pursuant to Section 5.1(a)(ii)(B);

                        (B) Second, to the Class C Units pro rata in accordance with their Percentage Interests until the aggregate amount of income and gain allocated during the current year and all prior years pursuant to this Section 5.1(a)(i)(B) (including any gross income allocations under Section 5.1(h)) is equal to the aggregate amount required to be distributed with respect to the Class C Units during the current year and all prior years pursuant to Section 20.3(a) (whether or not actually distributed); and

                        (C) Thereafter, to the Class A Units and Class B Subordinated Units pro rata in accordance with their Percentage Interests.

                  (ii) Each remaining item of loss or deduction shall be allocated among the Limited Partners and Assignees as follows and in the following order of priority:

                        (A) First, to the Class A Units and Class B Subordinated Units pro rata in accordance with their Percentage Interests to the least extent necessary so as to reduce the positive Adjusted Capital Account balance of each such unit to zero;

                        (B) Second, to the Class C Units pro rata in accordance with their Percentage Interests to the least extent necessary so as to reduce the positive Adjusted Capital Account balance of each such unit to zero; and

                        (C) Thereafter, to the Class A Units and Class B Subordinated Units pro rata in accordance with their Percentage Interests.

            (b) Notwithstanding anything in the foregoing to the contrary, 1% of each item of income, gain, loss or deduction attributable to a Terminating Capital Transaction shall be allocated to the General Partner with the remaining items of income, gain, loss or deduction attributable to such Terminating Capital Transaction allocated among the Limited Partners and Assignees (as determined after giving effect to all adjustments attributable to allocations of items of income, gain and loss realized by the Partnership during the fiscal year in question pursuant to the provisions Section 5.1(a) and any adjustments attributable to contributions and distributions of money and property effected prior to such Terminating Capital Transaction pursuant to this Agreement) as follows:

                  (i) Each remaining item of income or gain attributable to a Terminating Capital Transaction shall be allocated among the Limited Partners and Assignees as follows and in the following order of priority:

                        (A) First, to the Class C Units pro rata in accordance with their Percentage Interests until the positive Capital Account balance of each Class C Unit is equal to the Unpaid Preference Amount attributable to that unit;

                        (B) Second, to the least extent necessary to cause the Excess Capital Account of the units to be in the same proportion to one another as their Percentage Interests; and

                        (C) Thereafter, among the Class A Units, Class B Subordinated Units and Class C Units pro rata in accordance with their Percentage Interests.

                  (ii) Each remaining item of loss or deduction attributable to a Terminating Capital Transaction shall be allocated among the Limited Partners and Assignees as follows and in the following order of priority:

                        (A) First, to the least extent necessary to cause the Excess Capital Account of the units to be in the same proportion to one another as their Percentage Interests;

                        (B) Second, to the units pro rata in accordance with their Percentage Interests to the least extent necessary to reduce the Excess Capital Account of each unit to zero;

                        (C) Third, to the Class C Units pro rata in accordance with their Percentage Interests to the least extent necessary to reduce the positive Capital Account balance of each such unit to zero; and

                        (D) Thereafter, to the Class A Units and Class B Subordinated Units pro rata in accordance with their Percentage Interests.

            (c) The General Partner may, for any fiscal year of the Partnership, make such other or additional allocations as it deems appropriate to (i) cause the allocations of Partnership book income, gains, losses and deductions to comply with the requirements of section 704 of the Code or (ii) achieve and maintain the uniformity of the intrinsic tax characteristics of all units, so long as such allocations do not adversely affect in any material way the interests of the holders of the units in current or future distributions. The General Partner may amend this Agreement to the extent necessary to accomplish the purposes of this Section 5.1.

            (d) Notwithstanding anything in the provisions of Section 5.1 to the contrary, to the extent that a Partner's Adjusted Capital Account has a deficit balance or would have a deficit balance as a result of any such allocation while any other Partner has a positive balance in its Adjusted
Capital Account (as determined after giving effect to all adjustments attributable to allocations of items of Partnership income, gain, expense and loss made pursuant to the preceding provisions of this Section 5.1 for such year), such item of expense or loss shall be allocated among the Partners whose Adjusted Capital Account balances are positive (pro rata in accordance with such positive balances) to the extent necessary first to reduce the balances of such other Partners' Adjusted Capital Accounts to zero, it being the intention of the Partners that no Partner's Adjusted Capital Account balance shall fall below zero while any other Partner's Adjusted Capital Account has a positive balance. In the event that all of the Partner's Adjusted Capital Account balances are reduced to zero, all further expenses and losses shall be allocated solely to the General Partner. Notwithstanding anything in this Agreement to the contrary, each Partner who has been allocated an item of expense or loss pursuant to this Section 5.1(d) shall be specially allocated items of Partnership income and gain in an amount equal to such items of expense or loss as quickly as possible.

            (e) Pursuant to section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations (relating to "qualified income offsets"), Partnership income and gain shall be allocated, before any other allocation is made pursuant to the provisions of Section 5.1(a) for such year, among the Partners with deficit balances in their Adjusted Capital Accounts in the amounts and the manner sufficient to eliminate such deficit balances as quickly as possible. An allocation under this Section 5.1(e) shall be made only if and to the extent that a Partner or Assignee would have an Adjusted Capital Account deficit after all other allocations provided for in this Section 5.1 have been tentatively made as if this Section 5.1(e) were not in the Agreement.

            (f) All nonrecourse deductions as determined under the Treasury Regulations shall be allocated among the Partners pro rata in accordance with their respective Percentage Interests (excluding any Percentage Interest attributable to the Class C Units).

            (g) The allocations set forth in Sections 5.1(d), (e) and (f) (the "Regulatory Allocations") are intended to comply with certain requirements of Treasury Regulation sections 1.701-1(b) and 1.704-2. The Regulatory Allocations may effect results which would not be consistent with the manner in which the Partners intend to divide Partnership distributions. Accordingly, the General Partner is authorized to divide other allocations of income, gain, loss and deduction among the Partners so as to prevent the Regulatory Allocations from distorting the manner in which Partnership distributions would be divided among the Partners under Article XV of this Agreement. In general, the reallocation will be accomplished by specially allocating other items of income, gain, loss and deduction, to the extent they exist, among the Partners so that the net amount of the Regulatory Allocations and the special allocations to each Partner is zero. The General Partner will have discretion to accomplish this result in any reasonable manner that is consistent with section 704 of the Code and the related Treasury Regulations.

            (h) If at any time the allocation provisions of Section 5.1(a)(i)(B) do not result in the allocation of items of income or gain at least equal to the aggregate distributions actually made with respect to the Class C Units during the current year and all prior years pursuant to Section 20.3, the Limited Partners and Assignees holding Class C Units shall be specially allocated items of gross income or gain of the Partnership, pro rata in accordance with their Percentage Interests attributable to their Class C Units, such that the aggregate amount of income and gain allocated under Section 5.1(a)(i)(B) and this Section 5.1(h) is equal to the aggregate amount of distributions actually made with respect to the Class C Units during the current year and all prior years pursuant to Section 20.3. All allocations made under this section 5.1(h) shall be considered as made pursuant to Section 5.1(a)(i)(B) for all purposes of this Agreement.

            (i) If at any time the allocation provisions of this Article V do not result in the allocation to the General Partner of at least 1% of each of the Partnership's material items of income, gain, loss, deduction, or credit, the General Partner shall be allocated so much more of each of those items as will cause the General Partner to be allocated at all times 1% of each of those items. However, the 1% standard shall not take precedence over the allocations required by section 704(c) of the Code or the provisions of Section 5.2(e).

            (j) For purposes of allocating the excess nonrecourse liabilities of the Partnership under Treasury Regulation section 1.752-3(a)(3), the Partners agree that each Partner's Percentage Interest (excluding any Percentage Interest attributable to the Class C Units) shall be treated as such Partner's "interest in partnership profits" for purposes of Treasury Regulation section 1.752-3(a)(3)."

            G. Section 5.2 is hereby amended by deleting clause (a) thereof in its entirety and substituting the following in lieu thereof:

            "(a) For federal income tax purposes, except as otherwise provided herein or required by section 704(c) of the Code or Treasury Regulation section 1.704-1(b)(2)(iv)(f), each item of amount realized, income, gain, loss, deduction and credit of the Partnership shall be allocated among the Partners and Assignees in the same manner as each correlative item of income, gain, loss or deduction (computed in accordance with Section 4.7(b)) is allocated pursuant to Section 5.1. The General Partner may use any method permitted under the Code for purposes of making allocations required by section 704(c) of the Code or Treasury Regulation section 1.704-1(b)(2)(iv)(f)."

            H. Section 5.2(b) is hereby amended by adding clause (iv) as follows:

      "(iv) Notwithstanding anything in this Section 5.2(b) to the contrary, no Adjusted Basis allocable under this Section 5.2(b) shall be allocated to any Partner or Assignee with respect to the Class C Units held by such person, unless the General Partner determines that another method of allocation is required by the Code or applicable Treasury Regulations."

            I. Section 5.2 is hereby further amended by deleting clause (k) thereof in its entirety.

            J. Section 5.4 is hereby amended by deleting the fourth sentence thereof in its entirety and substituting the following in lieu thereof:

            "Except as provided in Article XVIII, Article XIX and Article XX, all distributions shall be made concurrently to all Partners who are Record Holders on the Record Date set for purposes of such distribution and to the General Partner in accordance with the Percentage Interests of such Partners as of the Record Date.

            K. Section 16.1 is hereby amended by deleting clause (f)(iii) thereof in its entirety and substituting the following in lieu thereof:

                  "(iii) necessary or desirable in order to facilitate the trading of the Class A Units or Class C Units or comply with any rule, regulation, guideline or requirement of any securities exchange on which the Class A Units or Class C Units are or will be listed for trading, compliance with any of which the General Partner deems to be in the best interests of the Partnership and the Limited Partners."

            L.    The  Partnership  Agreement  is  hereby  amended  by  deleting
Article XVIII in its entirety.

            M.    The Partnership Agreement is hereby amended by inserting a new
Article XX in the appropriate place to read in its entirety as follows and by renumbering the remaining sections of the Partnership Agreement:

                                   "ARTICLE XX

                                  CLASS C UNITS

      20.1 Definitions. "Class C Units" shall mean that class of Partnership Units described in this Article XX.

      20.2 Designation of Class. A class of Partnership Units is designated the "Class C Units" of the Partnership. Such class shall be deemed for all purposes to be issued pursuant to Section 4.2(a). Class C Units will be transferable in accordance with the terms of this Agreement and will be subject to redemption as provided in Section 11.6. The Class C Units will share in the Partnership's allocations and distributions as set forth in Article V and
Section 20.3.

      20.3  Distribution Rights.

            (a) Notwithstanding anything in this Agreement to the contrary, subject to the prior rights of the holders of senior securities, if any, the holders of the Class C Units, in preference to the holders of the Class A Units and Class B Subordinated Units, shall be entitled to receive, when, as and if declared by the General Partner, cumulative cash distributions at, but not exceeding, the rate of $1.00 per Class C Unit per annum, payable quarterly to holders of record of the Class C Units on March 31, June 30, September 30 and December 31 in each year, beginning March 31, 1996. Such distributions shall accrue and be cumulative from March 31, 1996.

            (b) So long as any Class C Units shall remain outstanding, the Partnership may not declare or make any cash distributions on the Class A Units or Class B Subordinated Units unless all accrued and unpaid distributions on the Class C Units have been paid or declared and duly provided for. This section shall not prohibit or restrict the purchase, acquisition or redemption of or other transaction affecting the Class A Units and Class B Subordinated Units, regardless whether accrued distributions have been paid on the Class C Units.

      20.4 Voting Rights. The Class C Units shall vote as a separate class on all matters required or otherwise brought for a vote of the Partnership.

      20.5  Provisions Controlling.   To the extent that the provisions  of this
Article XX conflict with any other provisions of the Agreement, the provisions of this Article XX shall control."

      3. Ratification. Except as specified hereinabove, all other terms of the Partnership Agreement shall remain unchanged and are hereby ratified and confirmed. All references to "this Agreement" or "the Agreement" appearing in the Partnership Agreement, and all references to the Partnership Agreement appearing in any other document or instrument shall be deemed to refer to the Partnership Agreement as amended by this Amendment.

      IN WITNESS WHEREOF, this Amendment has been duly executed by the General Partner on this the 7th day of December, 1995.


                                    GENERAL PARTNER

                                    HALLWOOD ENERGY CORPORATION



                                    By:/s/Cathleen M. Osborn
                                      ------------------------------
                                          Cathleen M. Osborn

                                    Title: Vice President


                                    Attest:/s/Diane M. Blieszner
                                          -------------------------
                                              Diane M. Blieszner

                                    Title:  Assistant Secretary